White Mountain Titanium Corporation
Augusto Leguía 100, oficina 812
Las Condes,
Santiago Chile

Minera Koritambo S.A.C
Aristides Aljovin 431
Miraflores,
Lima codigo18, Peru

Gentlemen:

Re: **CONSENTS FOR S-1 REGISTRATION STATEMENT**

We hereby consent to the inclusion in this Form S-1 Registration Statement of White Mountain Titanium Corporation (SEC File No. 333-164963) of the information in our report NI 43-101 report dated February 25, 2008 and NI 43-101 report dated May 30, 2008 relating to the Cerro Blanco project referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

Thomas A. Henricksen

By:
Name: Thomas A. Henricksen
Title: PG - 3069
State of Wyoming

Date: March 24, 2010